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                                                                   EXHIBIT 10.13

                         [VA RESEARCH INC. LETTERHEAD]

October 21, 1998

Daniel R. Shore
305 Wilona Lane
Knoxville, TN 37922

Dear Daniel:

At VA Research, we depend on the commitment, enthusiasm and skills of our team members to lead the company's growth. Each person has both the luxury and the duty to contribute to the future success of the company in the most meaningful way he or she can.

With this in mind, we are pleased to offer you a permanent position as Vice President of Operations, effective immediately.

We view your appointment as the beginning of a new stage in the VA Research business plan. We're looking to you to fulfill the company's goal to become a recognized leader in Linux, with a sincere understanding of the Open Source culture and an ability to deliver quality products in a timely manner.

As Vice President of Operations, you will play a senior management role in directing the company. Your areas of responsibility will include:

     Responsibility for the complete order fulfillment process, from receipt of order to shipment to customer.

     Representing the company on a variety of issues to customers, the Linux community, suppliers, investors, media representatives and the general community.

     Modifying your responsibilities as the company's needs warrant.

Your compensation will consist of:

     A monthly salary of $10,416.66.

     Participation in the company's stock option plan with 164,285 shares (1.5% equity stake on a post venture financing basis) at the standard option price granted on your starting date (currently $0.13 per share) and vesting according to the plan schedule (currently 25% vested after 1 year and 1/48 per month thereafter).

     Health insurance through Lifeguard and dental insurance through the Guardian. Life insurance coverage of 2 times annual salary.
     3 weeks paid vacation each year.

     A signing bonus of $20,000 paid on your first day of employment. An additional $10,000 bonus to be paid if the first day of employment is November 9, 1998 or earlier. All travel and relocation expenses are intended to be covered by the signing bonus.
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                         [VA RESEARCH INC. LETTERHEAD]

     In the event of involuntary termination for any reason, a severance package equal to the higher of either 1 month salary for every year of service or 3 month's salary will be paid on a salary continuation basis with medical benefits coverage during the severance period.

As with all VA Research staff, your employment is "at will," meaning either you or the company may terminate your employment with two weeks written notice. If you ever feel it necessary to discuss issues of your employment, please feel free to raise them frankly with us.

Welcome to our team.

Sincerely,


/s/ LARRY M. AUGUSTIN

Larry M. Augustin, PhD                  John T. Hall
President                               Vice President

Accepted by:


/s/ DANIEL R. SHORE                     10-28-98
------------------------                --------------
Daniel R. Shore                         Date

I will begin my employment with VA Research on Monday November 9, 1998.